Exhibit 99.1

HASI Adopts Tax Benefit Preservation Plan for Net Operating Losses

November 2, 2023

ANNAPOLIS, Md.—(BUSINESS WIRE)— Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“HASI,” “we,” “our” or the “Company”) (NYSE: HASI), today announced that its Board of Directors (the “Board”) has adopted a tax benefits preservation plan (the “NOL Plan”) to help preserve the value of its net operating losses (“NOLs”) and other tax attributes (together with NOLs, “Tax Attributes”).

The Company estimates that its cumulative NOL carryforwards exceed $465 million, as of December 31, 2022, which together with its other tax attributes can be utilized in certain circumstances to reduce future U.S. corporate income tax liabilities. However, the Company’s ability to use its Tax Attributes may become substantially limited if HASI were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code. In general, an ownership change would occur if one or more stockholders beneficially owning at least five percent of the outstanding HASI stock (or deemed to be a “5% stockholder” under Section 382) increase their aggregate ownership in HASI by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The NOL Plan reduces the risk of an ownership change by deterring any person from obtaining beneficial ownership of 4.9 percent or more of HASI stock.

In connection with its adoption of the NOL Plan, the Board declared a dividend of one right to purchase junior participating preferred stock, which are referred to as “rights,” for each outstanding share of HASI common stock. The dividend will be payable to holders of record as of the close of business on November 21, 2023. Any shares of HASI common stock issued after the record date will be issued together with a right. The rights will become exercisable after a person or group, without the approval of the Board, acquires beneficial ownership of 4.9 percent or more of HASI stock or commences a tender offer or exchange offer for HASI stock that would result in such beneficial ownership of 4.9 percent or more. Existing HASI stockholders that, as of the date of this press release, beneficially own (together with their affiliates and associates) in excess of 4.9 percent of HASI’s stock are “grandfathered in” at their current ownership level, but the rights will become exercisable if any such existing HASI stockholders, without Board approval, acquires additional shares (other than as a result of a stock repurchase, dividend or split). If the rights become exercisable, all holders of rights, other than the person or group whose acquisition of HASI stock triggered the rights, will be entitled to purchase HASI common stock at a 50 percent discount to its then-current market value. Rights held by the person or group whose acquisition of HASI stock triggered the rights will become void and will not be exercisable or eligible for exchange. In addition, the Board may choose to exchange all or any portion of the rights, once they become exercisable, for one share of HASI common stock per right (subject to adjustment under the NOL Plan). The distribution of the rights is not taxable to stockholders or to the Company.

The Board may consider requests by stockholders to exempt certain acquisitions of HASI common stock from the NOL Plan if the Board determines that doing so would not limit or impair the availability of the tax benefits or is otherwise in HASI’s best interests.

The rights will expire on November 2, 2026, provided that, if HASI stockholders do not approve the NOL Plan by November 2, 2024, the rights will expire on such date. The rights may also expire on an earlier date upon the occurrence of certain events, including a determination by the Board that the NOL Plan is no longer necessary or desirable for the preservation of Tax Attributes or that no Tax Attributes may be carried forward. Because the Rights may be redeemed under certain circumstances by the Company’s

Board, the NOL Plan should not interfere with any action that the Board determines to be in the best interests of the Company and its stockholders.

Further details about the NOL Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A to be filed with the Securities and Exchange Commission by HASI.

About HASI

HASI (NYSE: HASI) is a leading climate positive investment firm that actively partners with clients to deploy real assets that facilitate the energy transition. With more than $11 billion in managed assets, our vision is that every investment improves our climate future. For more information, please visit hasi.com.

Forward-Looking Statements

Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this press release.

Contacts:

Investors:

Neha Gaddam

investors@hasi.com

410-571-6189

Media:

Gil Jenkins

media@hasi.com

443-321-5753